Exhibit 10.34

Execution Version

EXECUTIVE LONG-TERM INCENTIVE AGREEMENT

This EXECUTIVE LONG-TERM INCENTIVE AGREEMENT (the “Agreement”) is made effective as of May 11, 2015 (the “Effective Date”) by and between Phibro Animal Health Corporation (the “Company”) and Richard G. Johnson (the “Executive”).

WHEREAS, the Executive presently serves as Chief Financial Officer, a senior executive of the Company;

WHEREAS, the Company wishes to provide Executive with an additional incentive to exert his best efforts to assist the Company to meet or exceed its financial and other business objectives and to encourage Executive’s retention in this vital leadership role;

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the terms and conditions upon which Executive may earn long-term incentive compensation; and

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

1.          Long-Term Incentive Payment.

(a)          Executive will be eligible to receive a payment in the amount on Exhibit A (the “LTIP Payment”) in the event (i) the Company and/or one of its Affiliates terminates the Executive’s employment without Cause, (ii) a Change of Control occurs, (iii) the Executive dies or becomes Permanently Disabled, or (iv) the fifth anniversary of the Effective Date occurs (each, a “Triggering Event”), provided that he has remained actively employed with the Company and/or one of its Affiliates through the date of such Triggering Event.

(b)          In addition, (i) if the Executive’s employment with the Company and/or one of its Affiliates is terminated prior to the occurrence of a Triggering Event for any reason other than an event described in Section 1(a) (an “Early Triggering Event”), the Executive shall be eligible to receive a pro rata portion of the amount on Exhibit A calculated based on (i) with respect to an Early Triggering Event other than a termination by the Company and/or one of its Affiliates with Cause, a fraction, the numerator of which equals the number of the days that have elapsed between the Effective Date and the date of termination of the Executive’s employment and the denominator of which is 1,827 (i.e., equal to the total number of days in the five-year period commencing on the Effective Date), or (ii) with respect to an Early Triggering Event based on a termination by the Company and/or one of its Affiliates with Cause, a fraction, the numerator of which equals the number of anniversaries of the Effective Date that have elapsed between the Effective Date and the date of termination of the Executive’s employment and the denominator of which is 5, and in either such case the “LTIP Payment” for all purposes of this Agreement shall be equal to the applicable pro rata portion.

(c)          Subject to Section 3(e), the LTIP Payment shall be paid to the Executive on the first regular payroll date of the Company that is 30 days after the date of such Triggering Event or Early Triggering Event, as the case may be, subject to the Executive signing a general release of claims in favor of the Company and its Affiliates and its and their related Persons in a form and manner satisfactory to the Company (the “Release Agreement”), and the Release Agreement and Release becoming irrevocable, all within 30 days of the Triggering Event or Early Triggering Event, as the case may be, subject to the Executive’s ongoing compliance with the Release Agreement and any ongoing post-employment confidentiality, non-competition and non-solicitation covenants and obligations, to the extent applicable.

2.          Amendment and Termination. The Agreement may be amended by the Board of Directors of the Company, provided, that such amendment does not adversely affect the Executive. This Agreement shall terminate upon the payment of the LTIP Payment due to the Executive upon the occurrence of a Triggering Event, or an Early Triggering Event, as the case may be.

3.          Miscellaneous.

(a)          Defined Terms.

(i)       “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(ii)      “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New Jersey.

(iii)     “Cause” means (A) the Executive’s dishonest statements or acts with respect to the Company or any of its Affiliates, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business, which harm, are intended to harm, or which would be reasonably likely to (or foreseeably could) cause more than de minimis harm to the Company and/or its Affiliates (including harm (whether or not monetary) to its or their business, business relationships, goodwill or reputation); (B) the Executive’s commission of (x) a felony or (y) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (C) the Executive’s material failure to perform his assigned duties and responsibilities which failure continues after written notice given to the grantee by the Company and is not cured within 30 days of delivery of such notice (if such failure is curable); (D) the Executive’s gross negligence in carrying out any of his material duties on behalf of the Company or any of its Affiliates, willful misconduct or gross insubordination with respect to the Company or any of its Affiliates; or (E) the Executive’s material violation of any provision of any agreement(s) between such Executive and the Company and/or its Affiliates relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(iv)     “Change of Control” means: (i) the acquisition (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the

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then outstanding shares or other equity securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (W) any consolidation or merger effected exclusively to change the domicile of the Company, (X) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, (Y) a public offering of capital stock of the Company, or (Z) the ownership or acquisition of shares of capital stock of the Company by BFI Co., LLC or any “Qualified Stockholder” as defined in the Company’s Amended and Restated Certificate of Incorporation as of the Effective Date. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the common stock of the Company in a registered public offering; provided, further, that no such event shall be a Change of Control unless such event would qualify as a “change of control” udner Treasury Regulation Section 1.409A-3(i)(5).

(v)     “Permanent Disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Company may require such proof of Permanent Disability as the Company or its designee in its sole discretion deems appropriate and the Company’s or its designee’s good faith determination as to whether the Executive is permanently disabled will be final and binding on all parties concerned.

(vi)     “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

(b)          Governing Law.  This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New Jersey, excluding the choice of law rules thereof.

(c)          No Contract for Continuing Services.  This Agreement shall not be construed as creating any contract for continued services or employment between the Company or any of its Affiliates and the Executive and nothing herein contained shall give the Executive the right to be retained as an employee or other service provider of the Company and/or any of its Affiliates. Nothing in this Agreement shall change the “at will” nature of the Executive’s service or employment to the Company and/or its Affiliates, or provide the Executive employee employment or similar engagement for any particular, defined or guaranteed term or duration.

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(d)          No Transfers.  The Executive’s rights in an interest under this Agreement may not be assigned or transferred.

(e)          Tax Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(f)          Unfunded Obligation.  Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.

(g)          Section 409A.  This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything herein to the contrary shall be interpreted in a manner consistent with that intention. The Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in good faith and in its reasonable discretion, to comply with Section 409A of the Code and avoid the imposition of taxes under Code Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to the Executive will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to the Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. If, upon Executive’s “separation from service” (as defined in Code Section 409A), Executive is then a “specified employee” (as defined in Section 409A of the Code), then only to the extent necessary to comply with Code Section 409A and avoid imposition of taxes under Code Section 409A, the Company shall defer payment of certain of the deferred compensation amounts owed to the Executive until the earlier of the Executive’s death or the first Business Day of the seventh month following the Executive’s separation from service.

(h)          Effect on Other Plans.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s and its Affiliates’ benefit plans, programs or policies.

(i)          Benefits and Burdens.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(j)          Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion

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and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(k)          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(l)          Dispute Resolution.

(i)       Except as provided below, any dispute arising out of or relating to the Agreement or the breach, termination or validity of the Agreement shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

(ii)      The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages. The Company and the Executive shall split the costs of the arbitration.

(iii)      The Company and the Executive (each, a “Party”) covenants and agrees that such Party will participate in the arbitration in good faith and shall keep all matters associated with the arbitration confidential. Section 7(l) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv)     Each Party (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune

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from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (C) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its and his submission to jurisdiction and its and his consent to service of process by mail are made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

PHIBRO ANIMAL HEALTH CORPORATION:

By:	/s/ Jack C. Bendheim	Date:	May 11, 2015
Jack C. Bendheim
Chief Executive Officer and President

Title:

EXECUTIVE:

By:	/s/ Richard G. Johnson	Date:	May 11, 2015
Richard G. Johnson

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EXHIBIT A

LTIP PAYMENT

$5,500,000, subject to adjustment pursuant to Section 1(b) upon the occurrence of an Early Triggering Event.

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